EXHIBIT 10.3

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                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is entered into as of the ___ day of July, 2004, by and between Golden Hand Resources, Inc., a company incorporated under the laws of the State of Washington, having its principal office at 36 Derech Bait Lechem, Jerusalem, Israel (the "COMPANY"), and Dr. Daniel Offen ("DR. OFFEN").

WHEREAS The Company has entered into a Research and License Agreement with Ramot at Tel Aviv University Ltd. ("Ramot"), dated as of July __, 2004, (the "License Agreement") relating to certain stem cell technology developed Dr. Offen together with other researchers at the Felsenstein Medical Research Center of Tel Aviv University; and

WHEREAS Dr. Offen possesses unique skills and expertise that qualify him to provide the Consulting Services (as defined below); and

WHEREAS The Company desires to appoint Dr. Offen as "Chief Scientific" and receive the Consulting Services from Dr. Offen, and Dr. Offen desires to accept such appointment and provide such Consulting Services to the Company as an independent contractor on such matters within the experience and expertise of Dr. Offen, under the terms and conditions contained herein.

NOW, THEREFORE, it is hereby agreed as follows: -

1.    TERM

      The term of this Agreement (the "CONSULTING TERM") shall be the term of the Research Period as that expression is defined in the License Agreement, or the period during which the License Agreement remains in effect, whichever is shorter.

2.    CONSULTING SERVICES

      (a) During the Consulting Term, Dr. Offen shall (1) consult with the Company with respect to the Company's research and development activities in connection with the License Agreement and such other research and development activities relating to the differentiation of bone marrow and cord blood stem cells into neuron-like or glial-like cells and/or the transplantation of such neuron-like or glial-like cells into humans as shall be agreed by the parties, (2) assist the Company's efforts to identify qualified scientists and other scientific advisors, (3) serve on and attend meetings of the Company's Scientific Advisory Board, (4) from time to time and upon request, advise the Company's Board of Directors and management regarding decisions relating to the scientific direction of the Company. These activities shall be referred to as the "CONSULTING SERVICES".


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      (b)   Subject to the rules in that respect laid down by Tel Aviv
            University (the "UNIVERSITY") from time to time, Dr. Offen shall devote time and attention during the Consulting Term to provide the Consulting Services as requested by the Company from time to time, to the extent reasonably permitted by his professional obligations in the University; provided that the dates and places of the provision of the Consulting Services shall be coordinated between Dr. Offen and the Company, to their mutual convenience, and provided further, that in no event shall Dr. Offen be requested to perform nor will he perform more than the equivalent of one working day of Consulting Services per week.

3.    PAYMENT FOR SERVICES

      (a) The Company agrees to pay Dr. Offen during the Consulting Term a consultancy fee of $72,000 (seventy-two thousand US Dollard) per annum, divided into equal payments of $6,000 (six thousand US Dollars) to be made on a monthly basis. All such amounts are exclusive VAT payment, and shall be paid with the additional VAT amount required under the law against a duly issued receipt. The Company will also reimburse Dr. Offen promptly for all reasonable travel expenses and normal living expenses when he is away from home or his usual place of work at the Company's request, provided that such travel is approved in writing in advance by the Company.

            The Company reserves the right, at the Company' sole discretion, to reimburse Dr. Offen for expenses incurred by Dr. Offen related to Dr. Offen's use of a motor vehicle in connection with Dr. Offen's performance of the Consulting Services.

      (b) In addition, the Company shall, upon the completion of the investment of an aggregate of $750,000 (seven hundred and fifty thousand US dollars) in the share capital of the Company, in a single investment or series of investments ("Qualifying Investment"), issue to a trustee on behalf of Dr. Offen who will be designated by Dr. Offen warrants to purchase a number of shares of the Company's common stock equal to 3% of the issued and outstanding shares of capital stock of the Company (on a fully diluted, as converted basis) immediately following the completion of the Qualifying Investment, at an exercise price of $0.01 (one US cent) per share. The terms of the warrants shall be substantially the same as those included in the warrants to be issued to Ramot under the License Agreement.

4.    CONFIDENTIALITY

      In order for Dr. Offen to carry out the Consulting Services, the Company may disclose to him certain information proprietary to the Company. Dr. Offen shall hold such disclosed proprietary information (the "INFORMATION") in confidence and shall not disclose the same to others or use the Information for his own benefit, or cause same to be published without the Company's prior written consent for a period of three (3) years from the end of the Consulting Term. This obligation of confidence and non-use shall not apply to:


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      (a)   Information disclosed to Dr. Offen by the Company which, at the time of disclosure, is published or known publicly or is otherwise in the public domain;

      (b) Information which, after it is disclosed by the Company, is published or becomes part of the public domain through no fault of Dr. Offen;

      (c) Information disclosed to Dr. Offen by the Company which was known by Dr. Offen before the time of disclosure, as evidenced by written records;

      (d) Information which has been or hereafter is disclosed to Dr. Offen in good faith by a third party who was not under any obligation of confidence or secrecy to the Company at the time of disclosure to Dr. Offen; and

      (e) Information that has been independently developed at the University or elsewhere without reference to the Information disclosed to Dr. Offen as aforesaid.

      Nothing herein shall be deemed to limit, in any way, Ramot's, Tel Aviv University's or Dr. Offen's publication rights pursuant to Section 9.2 of the Research and License Agreement.

5.    RELATIONSHIP OF THE PARTIES

      Dr. Offen is an independent contractor, not an employee of the Company, and the manner in which the Consulting Services are rendered shall be within his sole control and discretion. Dr. Offen shall not be entitled to benefits specifically associated with employment status and shall not be entitled to participate in employee benefit programs. Dr. Offen shall be responsible for all taxes due and owing on the consideration received by him as an independent contractor under this Agreement. During the Consulting Term, Dr. Offen shall not represent, nor act in any manner which might imply, that he has the authority to act on behalf ofthe Company.

6.    OWNERSHIP AND PATENTS

      According to the terms of the License Agreement, the parties acknowledge and agree that all right, title and interest in and to any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature discovered, created, developed, or occurring (as the case may be) in the course of, or arising from, the provision of the Consultancy Services under this Agreement (the "DISCOVERIES") and all intellectual property rights (registrable or otherwise) relating to or covering any of the Discoveries or portion thereof shall vest in Ramot and be covered by the license under the License Agreement.


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7.    COMPETITION

      Dr. Offen agrees that during the Consulting Term, he will not: (a) directly or indirectly engage in any business activity or enterprise that directly competes with business conducted by the Company with respect to which Dr. Offen has provided Consulting Services to the Company; provided, however, that the foregoing shall not prevent Dr. Offen from engaging in any academic research, teaching or related activity; (b) solicit or induce any employee of the Company to leave the employ of the Company, other than for academic studies or research; and (c) will not hire or cause to be hired, other than for academic or research, any former employee of the Company within six months of the termination of said former employee's employment with the Company.

8.    INDEMNIFICATION

      The Company shall indemnify Dr. Offen and shall hold him harmless from and against any loss, damage, liability and expense (including attorney fees and legal costs) caused to or incurred by him as a result of third party claims filed against him and arising out of or resulting from the performance of Dr. Offen of the Consulting Services and/or the use by the Company of any information developed or provided by Dr. Offen in the performance of the Consulting Services, except for acts which involve his willful misconduct. The Company shall insure the abovesaid liability.

9.    MISCELLANEOUS

      (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

      (c) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

      (e) This Agreement shall be binding upon and shall inure to the benefit of Company, its successors and assigns, and Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that


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            Company would be required to perform it if no such succession or assignment had taken place. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of Company (including this Agreement) whether by operation of law or otherwise.

      (f) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Dr. Offen, his beneficiaries or legal representatives, except by the laws of descent or distribution. The Company may assign this Agreement and its rights and obligations under this Agreement to a fully-owned subsidiary of the Company to be formed under the laws of Israel.

      (g) This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel Aviv, Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that Dr. Offen may bring suit against the Licensee in any other jurisdiction outside Israel in which the Licensee has assets or a place of business

      (h) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


GOLDEN HAND RESOURCES, INC.                         /s/ Daniel Offen
                                                    --------------------------
By: /s/ Irit Arbel                                  DANIEL OFFEN, PHD
    ------------------------------

Title: President
     -----------------------------


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                              DECLARATION BY RAMOT

The undersigned, Ramot at Tel Aviv University Ltd. ("RAMOT"), confirm that we have read the above Agreement and that it is acceptable to us. However, we are not a party to the above Agreement and do not accept any responsibility for or guarantee performance thereof by Dr. Offen.

We agree that in the event that any Discoveries (as such term is defined in clause 6 of the above Agreement) are made, developed, or occur, such Discoveries shall be governed by and subject to the license granted to the Company by Ramot under the License Agreement between Ramot and the Company, dated July __, 2004.

      RAMOT AT TEL AVIV UNIVERSITY LTD.


By: /s/ Isaac T. Kohlberg
   ----------------------------------------
        Isaac T. Kohlberg


Title:  CEO
      -------------------------------------


      /s/ MENASHE KAY
      -------------------------------------
      MENASHE KAY
      Chief Operating Officer